NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Fourth Quarter and 2006 Results

Utica, N.Y., January 24, 2007 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today its financial results for the quarter and year ended December 31, 2006. Net income was $4.9 million, or $0.11 per diluted share for the fourth quarter, compared to $6.5 million, or $0.14 per diluted share for the fourth quarter of 2005. Compression of our net interest margin was the primary cause of the decrease in net income from the year-ago quarter. Net interest margin was 2.24% in the fourth quarter of 2006 compared to 2.89% in the fourth quarter of 2005 causing net interest income to decrease $5.7 million quarter to quarter. This decrease was partially offset by a recovery of loan losses and the Company's discipline in controlling expenses. Non-interest expense decreased $1.1 million in the fourth quarter of 2006 compared to the year-ago quarter. In addition, we recorded a recovery of loan losses in the fourth quarter of 2006 of $811,000 compared to no provision or recovery of loan losses in the fourth quarter of 2005. Net income for the year ended December 31, 2006 was $23.5 million, or $0.53 per diluted share, compared with $32.8 million, or $0.68 per diluted share for 2005. Net interest income decreased $16.0 million primarily due to 55 basis points of margin compression. The recovery of loan losses decreased $4.0 million, from $9.0 million in 2005 to $5.0 million in 2006.

Total assets of the Company at December 31, 2006 were $3.75 billion, down from $3.78 billion at the end of 2005 and $3.77 billion at September 30, 2006. Securities available-for-sale decreased $161.1 million, or 14.4% from the end of 2005, and totaled $957.0 million at December 31, 2006. The Company has slowed reinvestment of cash flow from securities back into the securities portfolio due to continued growth in total loans, unattractive market rates on securities and little interest rate spread over our marginal funding costs. Cash flows from securities were used to fund loan growth, treasury stock purchases and deposit outflow. Loans receivable (including net deferred loan costs) increased $121.9 million during the year, with a $50.9 million increase in consumer loans and a $71.3 million increase in residential mortgages being partially offset by a $3.7 million decline in commercial (real estate and C&I) loans. Indirect auto loans comprised $409.8 million or 64.6% of the consumer loan portfolio at December 31, 2006, compared with $399.4 million or 63.6% at September 30, 2006 and $355.1 million or 60.9% at December 31, 2005.

Mr. Zawadzki stated, "2006 was a challenging year for our Company. Intense competition and the shape of the yield curve have made it extremely difficult to execute our strategic plan. In this type of environment we believed it was more important to maintain strong asset quality than to weaken underwriting standards to a point of imprudence simply to show commercial growth. Although total commercial loans are down slightly from a year ago, we have shown modest growth for three consecutive quarters ending December 31, 2006. In this environment, we believed it was wise to invest in residential mortgages and high quality consumer loans which grew 6.4% and 8.7%, respectively."

Non-performing assets totaled $4.1 million at December 31, 2006, and were 0.11% of total assets, compared to $5.5 million or 0.15% of total assets at September 30, 2006, and $6.8 million or 0.18% of total assets at December 31, 2005. The allowance for loan losses covered 860.5% of non-performing loans at December 31, 2006, compared to 746.2% and 556.3% at September 30, 2006 and December 31, 2005, respectively. The allowance for loan losses was 1.51% of total loans at December 31, 2006, compared to 1.55% and 1.67% at September 30, 2006 and December 31, 2005, respectively.

Total deposits were $2.24 billion at December 31, 2006, a decrease of $85.6 million from the end of 2005 and a decrease of $62.8 million from September 30, 2006. The decrease in deposits from the end of 2005 is primarily due to a $79.5 million decrease in retail and commercial savings and money market deposits. As with loans, we also faced intense competition in 2006 on the deposit side of our balance sheet. Competition for deposits has been intense, not only from traditional sources such as other community banks and credit unions, but also from new competitors such as online banks and banking subsidiaries of insurance companies that are beginning to offer high rate savings and money market products. We have been unwilling to offer these high rates, and as such, have seen an outflow of these deposit products.

Net interest income for the three months ended December 31, 2006 totaled $18.9 million, a decrease of $5.7 million from the same period in 2005. This decrease is primarily due to a 65 basis point decrease in our net interest margin in the fourth quarter of 2006 compared with the prior year period. Our cost of funds increased 96 basis points in the fourth quarter of 2006 compared with the year-ago quarter, which exceeded the increase in our earning assets yield of 25 basis points. As a result, the net interest margin for the three months ended December 31, 2006 was 2.24%, down from 2.89% in the fourth quarter of 2005. The net interest margin was 2.36% in the third quarter of 2006. Net interest income was $83.5 million for the year ended December 31, 2006, compared to $99.5 million in 2005, the decrease due to margin compression of 55 basis points partially offset by a $94.6 million increase in average earning assets. Net interest margin was 2.46% for the year ended December 31, 2006, compared to 3.01% for 2005. The decline in net interest margin is primarily attributable to the flat-to-inverted yield curve that occurred over the past year, coupled with increased time deposit rates in 2006. In addition, our reliance on higher-cost funding sources, such as time deposits and borrowings, increased in 2006, exacerbating the effect of the change in the shape of the yield curve. If time deposits and borrowings continue to become a larger portion of our funding sources, the resulting higher interest cost will put further pressure on our net interest margin, and could also cause us to increase rates on savings and money market accounts. We have already begun offering special higher interest rates on certain NOW accounts that meet minimum balance requirements which has negatively impacted our margin, though to a lesser extent than the repricing of time deposits.

Non-interest income was $5.9 million for the quarter ended December 31, 2006, compared to $5.7 million in the same period of last year. Service fees on deposit accounts have decreased primarily due to a change in customer behavior to avoid charges for insufficient funds. Income from non-deposit investment products has increased due to an increase in the volume of sales. In addition, we recognized gains on sales of fixed assets of $167,000 in the fourth quarter of 2006. Non-interest income increased $550,000 or 2.4% for the year ended December 31, 2006 compared with 2005, due primarily to a $2.8 million gain on extinguishment of debt, partially offset by a net loss on sales of securities of $1.8 million as well as the aforementioned decrease in service fees.

Non-interest expenses were $18.5 million and $19.7 million for the three months ended December 31, 2006, and 2005, respectively, a decrease of $1.1 million or 5.7%. Salaries and benefits decreased $381,000 primarily due to a $592,000 decrease in bonus expense, partially offset by stock option expense of $291,000 as we began recognizing this expense in 2006 as a result of new accounting standards. Bonus accruals were decreased in the fourth quarter of 2006 commensurate with the decrease in net income for the year. Occupancy and equipment expense decreased $225,000 primarily due to unseasonably warm weather causing a decline in utility costs. Marketing expense decreased $194,000 due to on-going cost control efforts. Other expense decreased $326,000 primarily due to net gains of $225,000 on sales of other real estate recognized in the fourth quarter of 2006. We recognized net losses of $56,000 on sales of other real estate in the fourth quarter of 2005. Non-interest expenses as a percent of average total assets was 1.97% (annualized) for the fourth quarter of 2006, an improvement from 2.06% for the fourth quarter of 2005. Non-interest expenses were $77.7 million or 2.05% of average total assets in 2006, compared with $79.9 million or 2.15% of average total assets in 2005.

The Company's effective tax rate decreased to 30.7% in the fourth quarter of 2006, compared with 38.2% in the fourth quarter of 2005, due primarily to an increase in income exempt from New York state taxes, and to the effect of the recapture of bad debt reserves in 2005, which increased state tax expense in the fourth quarter of 2005.

During the quarter the Company purchased 240,573 shares of its common stock at an average cost of $11.12 per share under our second share repurchase program. Through December 31, 2006 the Company has purchased 2,368,961 shares under this program. In October 2006, the Company's Board of Directors authorized a third repurchase program to purchase up to 2.2 million shares (5%) of its then outstanding common stock. At December 31, 2006, 2,331,039 shares remain available for repurchase under the Company's repurchase programs.

Management will use its discretion in determining the timing of the repurchases and the prices at which buybacks will be made. The extent to which shares are repurchased will depend on a number of factors including market trends and prices, economic conditions, internal and regulatory trading quiet periods and alternative uses for capital. This repurchase program is authorized for up to one year, and there can be no assurance that the Company will repurchase all shares authorized for repurchase.

The Company will conduct a conference call at 8:30 a.m. Eastern Time on January 25, 2007, in which management will discuss the Company's financial results and business strategy, followed by a question-and-answer session.

Those wishing to participate in the call may dial toll-free 1-877-407-9205. A webcast presentation will also be available via the Company's website at http://www.partnerstrust.com through the "Investor Relations" section. A replay of the call will be available until April 25, 2007 by dialing 1-877-660-6853, account number 286, event ID number 226402.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 33 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking.

Investors and other interested parties can access the Company's securities filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Amie Estrella, Senior Vice President, CFO and Corporate Secretary 315-731-5487

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Balance Sheets (Unaudited)
	December 31,	December 31,
	2006	2005
Assets	(In thousands, except share data)
Cash and due from banks	$ 57,503	$ 58,137
Federal funds sold	15,850	-
Total cash and cash equivalents	73,353	58,137
Securities available-for-sale, at fair value	957,075	1,118,136
Securities held-to-maturity (fair value of $699 at December 31, 2006 and $794 at December 31, 2005)	698	792
Federal Home Loan Bank of New York ("FHLB") stock	44,580	40,252
Loans held for sale	1,434	1,518
Loans receivable	2,315,912	2,194,035
Less: Allowance for loan losses	(34,824)	(36,451)
Net loans receivable	2,281,088	2,157,584
Premises and equipment, net	23,662	26,263
Accrued interest receivable	15,061	15,131
Bank-owned life insurance	73,508	70,733
Other real estate owned and repossessed assets	86	216
Goodwill	241,254	242,258
Other intangible assets, net	12,719	20,343
Other assets	23,039	27,580
Total Assets	$ 3,747,557	$ 3,778,943

Liabilities and Shareholders' Equity
Liabilities:
Deposits:
Non-interest bearing	$ 225,518	$ 237,604
Interest bearing	2,013,449	2,086,956
Total deposits	2,238,967	2,324,560
Borrowings	922,529	834,138
Mortgagors' escrow funds	20,812	19,819
Other liabilities	28,292	29,301
Junior subordinated obligations issued to unconsolidated subsidiary
trusts (Junior subordinated obligations)	43,202	43,202
Total Liabilities	3,253,802	3,251,020

Shareholders' Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, none issued	-	-
Common stock, $0.0001 par value, 190,000,000 shares authorized and 51,086,328 and 50,454,791 shares issued at December 31, 2006 and December 31, 2005, respectively	5	5
Additional paid-in capital	443,097	440,270
Retained earnings	151,714	139,107
Accumulated other comprehensive loss	(9,651)	(10,159)
Treasury stock (6,973,020 and 1,889,051 shares at December 31, 2006 and December 31, 2005, respectively)	(80,521)	(22,196)
Unallocated ESOP shares (1,332,063 and 1,550,875 shares at December 31, 2006 and December 31, 2005, respectively)	(10,889)	(12,591)
Unearned restricted stock awards	-	(6,513)
Total shareholders' equity	493,755	527,923
Total Liabilities and Shareholders' Equity	$ 3,747,557	$ 3,778,943

	Average Outstanding Balance
	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Earning assets:
Federal funds sold and interest bearing
deposits	$ 4,412	$ 2,909	$ 4,712	$ 14,765
Securities (1)	1,030,763	1,204,302	1,121,578	1,185,613
Loans held for sale	1,242	898	906	745
Loans receivable:
Residential real estate	1,192,761	1,111,603	1,170,085	1,087,823
Commercial real estate	311,846	307,594	307,145	313,035
Commercial and industrial	155,599	163,446	160,164	175,244
Consumer, including home equity loans	632,759	569,997	617,973	515,074
Net deferred costs	16,942	12,822	14,380	10,069
Loans receivable, net of net deferred costs	2,309,907	2,165,462	2,269,747	2,101,245
Total earning assets	3,346,324	3,373,571	3,396,943	3,302,368

Non-earning assets	394,893	404,773	395,776	408,616
Total assets	$ 3,741,217	$ 3,778,344	$ 3,792,719	$ 3,710,984

Interest bearing liabilities:
Savings deposits	$ 240,370	$ 275,240	$ 257,607	$ 291,416
Money market accounts	484,579	531,902	472,472	524,517
NOW accounts	244,735	235,724	241,008	232,809
Time accounts	1,072,551	1,065,959	1,132,798	1,008,174
Borrowings (2)	910,265	824,111	887,748	796,903
Junior subordinated obligations issued
to unconsolidated subsidiary trusts	43,202	43,202	43,202	43,202
Total interest bearing liabilities	2,995,702	2,976,138	3,034,835	2,897,021

Non-interest bearing deposits	224,233	231,207	226,911	234,934
Other non-interest bearing liabilities	27,581	28,646	27,455	34,400
Total liabilities	3,247,516	3,235,991	3,289,201	3,166,355
Shareholders' equity	493,701	542,353	503,518	544,629
Total liabilities and shareholders'
equity	$ 3,741,217	$ 3,778,344	$ 3,792,719	$ 3,710,984

(1) The amounts shown are amortized cost and include FHLB stock, but excludes trading securities.
(2) Borrowings include mortgagors' escrow funds.

	December 31, 2006		September 30, 2006		December 31, 2005
	(In thousands)

	Amount	Percent	Amount	Percent	Amount	Percent
Loan portfolio composition:
Residential real estate	$ 1,191,229	51.8%	$ 1,194,898	52.1%	$ 1,119,952	51.4%
Commercial real estate	315,358	13.7%	310,176	13.5%	304,458	14.0%
Commercial and industrial	158,474	6.9%	161,752	7.0%	173,113	7.9%
Consumer, including home equity loans	633,912	27.6%	628,416	27.4%	583,059	26.7%
Total loans receivable	2,298,973	100.0%	2,295,242	100.0%	2,180,582	100.0%
Plus (less):
Net deferred loan costs	16,939		16,561		13,453
Allowance for loan losses	(34,824)		(35,511)		(36,451)
Net loans receivable	$ 2,281,088		$ 2,276,292		$ 2,157,584

Deposit composition:
	December 31, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 218,046	$ 7,472	$ 225,518	10.1%
Interest bearing-checking	236,763	20,625	257,388	11.5%
Total checking	454,809	28,097	482,906	21.6%
Savings	232,800	4,723	237,523	10.6%
Money market	298,699	184,731	483,430	21.6%
Time	879,518	155,590	1,035,108	46.2%
Total deposits	$ 1,865,826	$ 373,141	$ 2,238,967	100.0%

	September 30, 2006
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 223,188	$ 12,863	$ 236,051	10.3%
Interest bearing-checking	219,416	22,104	241,520	10.5%
Total checking	442,604	34,967	477,571	20.8%
Savings	240,290	3,442	243,732	10.6%
Money market	310,641	125,982	436,623	19.0%
Time	938,241	205,620	1,143,861	49.6%
Total deposits	$ 1,931,776	$ 370,011	$ 2,301,787	100.0%

	December 31, 2005
	Amount			Percent
	Retail & Commercial	Municipal	Total
	(In thousands)
Non-interest bearing checking	$ 230,502	$ 7,102	$ 237,604	10.2%
Interest bearing-checking	226,399	25,036	251,435	10.8%
Total checking	456,901	32,138	489,039	21.0%
Savings	267,898	3,526	271,424	11.7%
Money market	343,085	181,880	524,965	22.6%
Time	905,935	133,197	1,039,132	44.7%
Total deposits	$ 1,973,819	$ 350,741	$ 2,324,560	100.0%

Partners Trust Financial Group, Inc. and Subsidiary
Consolidated Statements of Income (Unaudited)
	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005
	(In thousands, except share data)
Interest income:
Loans, including fees	$ 33,555	$ 30,437	$ 129,189	$ 116,645
Federal funds sold and interest bearing deposits	39	14	186	353
Securities	12,343	13,761	52,391	52,739
Total interest income	45,937	44,212	181,766	169,737

Interest expense:
Deposits:
Savings accounts	198	227	836	956
Money market accounts	3,418	2,472	10,682	7,886
Time accounts	11,726	8,850	45,491	31,660
NOW accounts	384	123	841	467
	15,726	11,672	57,850	40,969
Borrowings:
Repurchase agreements	229	119	594	380
FHLB advances	10,109	6,974	36,028	25,524
Mortgagors' escrow funds	59	57	269	265
	10,397	7,150	36,891	26,169
Junior subordinated obligations	899	823	3,514	3,068
Total interest expense	27,022	19,645	98,255	70,206
Net interest income	18,915	24,567	83,511	99,531
Recovery of loan losses	(811)	-	(4,951)	(9,006)
Net interest income after recovery of loan losses	19,726	24,567	88,462	108,537

Non-interest income:
Service fees	3,962	4,153	15,448	15,904
Trust and investment services	906	725	3,434	3,144
Income from bank-owned life insurance	679	650	2,775	2,654
Net gain on trading securities	32	-	32	-
Net gain (loss) on sale of securities available-for-sale	-	38	(1,847)	196
Net gain on sale of loans	63	56	189	207
Gain on extinguishment of debt	-	-	2,783	-
Other income	289	55	590	749
Total non-interest income	5,931	5,677	23,404	22,854

Non-interest expense:
Salaries and employee benefits	9,447	9,828	39,767	39,725
Occupancy and equipment expense	1,986	2,211	8,095	8,228
Marketing expense	473	667	2,649	2,946
Professional services	1,004	985	3,565	3,587
Technology expense	1,856	1,707	7,588	7,582
Amortization of intangible assets	1,732	1,891	7,539	8,362
Other expense	2,044	2,370	8,490	9,508
Total non-interest expense	18,542	19,659	77,693	79,938
Income before income tax expense	7,115	10,585	34,173	51,453
Income tax expense	2,185	4,041	10,649	18,646
Net income	$ 4,930	$ 6,554	$ 23,524	$ 32,807

Basic earnings per share	$ 0.12	$ 0.14	$ 0.54	$ 0.69
Diluted earnings per share	$ 0.11	$ 0.14	$ 0.53	$ 0.68

Basic weighted average shares outstanding	42,144,073	46,815,867	43,618,627	47,555,734
Diluted weighted average shares outstanding	42,925,020	47,883,124	44,347,978	48,496,517

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Selected Financial and Other Data: (1)
Performance Ratios:
Return on average assets	0.52%	0.69%	0.62%	0.88%

Return on average equity	3.96%	4.79%	4.67%	6.02%

Return on average tangible equity	8.20%	9.40%	9.59%	11.94%

Efficiency ratio (2)	74.91%	65.20%	73.46%	65.53%

Interest rate information:
Yield on assets	5.45%	5.20%	5.35%	5.14%
Cost of funds	3.58%	2.62%	3.24%	2.42%
Net interest rate spread	1.87%	2.58%	2.11%	2.72%
Net interest margin (3)	2.24%	2.89%	2.46%	3.01%

	December 31, 2006	December 31, 2005
Equity ratios:
Book value per share	$ 11.54	$ 11.23
Book value per share,
including unallocated ESOP shares	11.19	10.87
Tangible book value per share	5.60	5.64
Tangible book value per share,
including unallocated ESOP shares	$ 5.44	$ 5.46
Tier 1 leverage ratio	8.35%	9.02%

(1)	Ratios have been annualized where appropriate. Averages are daily averages.
(2)

Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income, excluding gains or losses on the sale of securities and loans and gain on extinguishment of debt.

(3)	Net interest income divided by average earning assets.

	December 31, 2006	September 30, 2006	December 31, 2005
Asset Quality:	(Dollars in thousands)
Non-accruing loans:
Residential real estate	$ 1,492	$ 1,451	$ 1,701
Commercial real estate	927	1,184	3,775
Commercial	1,157	1,549	523
Consumer (1)	294	353	406
Total non-accruing loans	3,870	4,537	6,405
Accruing loans delinquent 90 days or more	177	222	148
Total non-performing loans	4,047	4,759	6,553
Other real estate owned and repossessed assets	86	767	216
Total non-performing assets	$ 4,133	$ 5,526	$ 6,769

Non-performing loans to total loans	0.18%	0.21%	0.30%
Non-performing assets to total assets	0.11%	0.15%	0.18%
Allowance for loan losses to non-performing loans	860.49%	746.19%	556.25%
Allowance for loan losses to total loans (2)	1.51%	1.55%	1.67%

(1) Includes home equity loans.
(2) Total loans excludes loans held for sale.

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(Dollars in thousands)
Allowance for loan losses at beginning of period	$ 35,511	$ 37,142	$ 36,451	$ 42,716
Charge-offs	(1,303)	(3,111)	(4,782)	(15,586)
Recoveries	1,427	2,420	8,106	18,327
Recovery of loan losses	(811)	-	(4,951)	(9,006)
Allowance for loan losses at end of period	$ 34,824	$ 36,451	$ 34,824	$ 36,451

Net recoveries (charge-offs) to average loans (annualized)	0.02%	(0.13%)	0.15%	0.13%

	2006				2005
	Fourth	Third	Second	First	Fourth
	(Dollars in thousands, except share data)
Selected Quarterly Financial Data

Interest income	$ 45,937	$ 45,789	$ 45,704	$ 44,336	$ 44,212
Interest expense	27,022	25,677	24,140	21,416	19,645
Net interest income	18,915	20,112	21,564	22,920	24,567
Recovery of loan losses	(811)	(1,513)	(2,627)	-	-
Net interest income after recovery of loan losses	19,726	21,625	24,191	22,920	24,567
Net gain (loss) on sale securities available-for-sale	-	943	(2,790)	-	38
Gain on extinguishment of debt	-	-	2,783	-	-
Other non-interest income	5,931	5,644	5,645	5,248	5,639
Non-interest expense	18,542	19,031	19,924	20,196	19,659
Income before income tax expense	7,115	9,181	9,905	7,972	10,585
Income tax expense	2,185	2,917	3,147	2,400	4,041
Net income	$ 4,930	$ 6,264	$ 6,758	$ 5,572	$ 6,544
Basic earnings per share	$ 0.12	$ 0.15	$ 0.15	$ 0.12	$ 0.14
Diluted earnings per share	$ 0.11	$ 0.15	$ 0.15	$ 0.12	$ 0.14
Basic weighted average shares outstanding	42,144,073	42,555,040	44,118,458	45,707,789	46,815,867
Diluted weighted average shares outstanding	42,925,020	43,169,044	44,741,918	46,507,401	47,883,124
Dividends paid per share	$ 0.07	$ 0.07	$ 0.07	$ 0.07	$ 0.07
Net interest margin (1)	2.24%	2.36%	2.51%	2.72%	2.89%
Return on average assets	0.52%	0.66%	0.71%	0.59%	0.69%
Return on average equity	3.96%	5.05%	5.40%	4.29%	4.79%
Efficiency ratio (2)	74.91%	74.08%	73.33%	71.75%	65.20%

(1)	Net interest income divided by average earning assets.
(2)	Represents the ratio of non-interest expense divided by the sum of net interest income and
	non-interest income, excluding gains or losses on securities and loans and gain on extinguishment of debt.